LAW OFFICES
JENSEN, DUFFIN & DIBB, LLP
311 SOUTH STATE STREET
SUITE 380
SALT LAKE CITY, UTAH 84111

JULIAN D. JENSEN, PC. DANIEL O. DUFFIN, PC. BRUCE L. DIBB, PC.	May 31, 2007	TELEPHONE (801) 531-6600 TELECOPIER (801) 521-3731 E-Mail: jdcdj@aros.net

Taiyuan Rongan Business Trading Company Limited ("TRBT")
18 Hao Zhuang Street
Taiyuan City, Shanxi China 030045
UPS Global Priority Mail

Re:       Termination of Stock for Stock Equivalent Exchange Agreement
             Dated December 12, 2006, Croff/ TRBT.

Dear Sirs:

            This notice is being sent pursuant to Section 11.02 of the above referenced Agreement dealing with notices. Pursuant to that Section, a copy of this letter is also being sent to Mr. Danton Mak at 225 South Lake Avenue 9th Floor, Pasadena, California 91101 and Mr. Ronald Poulton at 324 South 400 West Suite 250, Salt Lake City, Utah 84101, with a courtesy copy to Catherine Laing at PO Box 664 Owen Sound, Ontario, Canada N4K5R4. As each of you may be aware, Croff Enterprises, Inc. ("Croff") approximately two weeks ago, sent a notice of intent to terminate its Stock for Stock Equivalent Exchange Agreement dated December 12, 2006 ("Exchange Agreement") as of May 25, 2007, unless it had received from TRBT completed audited financials for the calendar year ending December 31, 2006 in sufficient GAAP format and with all accounting notes; and, concurrently, unaudited, but reviewed, GAAP conforming financial statements with notes for the first quarter of 2007 ending March 31, 2007. As I am sure you are further aware, these financial statements are necessary for Croff to continue on with the proxy filing and review process through the Securities and Exchange Commission (SEC).

            While Croff did receive an incomplete draft TRBT year-end financial statement with partial notes during the past week, the same was not audited, there was no statement of cash flows and the notes were not deemed by Croff to be complete in explaining various transactions and adjustments engaged in by TRBT. Further, Croff did not receive any reviewed unaudited GAAP statements for the first quarter of 2007. As a result, Croff must now, regretfully, provide TRBT and its agents with formal notice of Croff's termination of Croff's obligations and transactions under the Exchange Agreement referenced above pursuant to the provisions of Section 4.09 on Audit Undertakings of TRBT and the general provisions of Article IX on Termination and Rescission for Nonperformance.

Taiyuan Rongan Business Trading Company Limited
May 31, 2007

            While Croff no longer feels itself bound by the terms of the Exchange Agreement, it does wish to indicate to TRBT that it would be willing to discuss, on a nonexclusive basis, the potential for attempting to go forward with further negotiations to complete the reorganization and proxy process, but would only do so after current SEC compliant financials statements are issued, and accounting systems are in place to insure all future filings will be timely. We would also need assurance from TRBT that all other procedures exist for TRBT to continue in a timely manner as a full reporting company under the Securities Exchange Act of 1934.

Sincerely,

Attorney for Croff Enterprises, Inc.

JDJ/hl
Cc: Croff Enterprises, Inc.
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